March 28, 2014

Samir Michael Zabaneh

Dear Samir:

This letter confirms our offer and your acceptance of the full time position of Chief Financial Officer ("CFO") reporting to Robert Carr, Chief Executive Officer working from our Princeton, NJ office.

We look forward to you beginning your employment on or about April 7, 2014. Your semi-monthly pay will be $16,666.67 USD (or $400,000 USD on an annual basis). In addition to your base salary, you will be eligible to earn an annual bonus with a target equal to 50% of your base salary. Bonuses are generally paid in February in recognition for individual and corporate achievements from the preceding year and the amount of the bonus award is subject to the discretion of the Compensation Committee. Your 2014 bonus will be prorated. Your 2014 bonus and your 2015 bonus will be guaranteed, in each case, at 50% of your base salary so long as you continue to be employed as of the award date of the bonus.

In addition to the compensation plan listed above you will receive a Restricted Stock Unit (RSU's) award equivalent to $1,000,000 USD. RSUs will vest based solely on your continued service with us in equal amounts over 4 years from the date of the Heartland Compensation Committee's approval of the RSUs and such RSUs will be issued at the first opportunity following approval from the compensation committee. This is expected to occur on or around your first date of employment as our CFO.

In addition, you may be eligible for annual grants of equity-based incentive awards under the Company's equity compensation plan beginning in December 2014 subject to the approval of Heartland's Compensation Committee.

You will automatically be enrolled in HPS's 401K Profit Sharing Plan at a standard deduction of 3%. You may elect to have a higher percentage taken out or none at all. Information about these programs and other company benefits, as well as guidelines concerning your employment, are described in Heartland's Employee Handbook, which you will be provided access via our web-site when your employment begins. If you have other specific benefit questions, feel free to contact Jose Muniz at jose.muniz@e-hps.com.

Finally, Heartland agrees to pay for moving expenses incurred from your move from Ontario, Canada to the Princeton area in accordance with Heartland's relocation policy ("Moving Expenses"), which I believe you have received. The Moving Expenses will be grossed up for taxes to the extent that such Moving Expenses are considered income where you file your taxes. In addition, Heartland will pay for the out of pocket expenses related to your commute, accommodations and family visits to Princeton through December 31, 2015 ("Commuting Expenses”), grossed-up for taxes. Commuting Expenses, grossed-up for taxes, shall not exceed $150,000.00 USD in aggregate in calendar year 2014, and shall not exceed $200,000 USD in aggregate for calendar year 2015. All payments for reimbursement under this paragraph shall be paid promptly but in no event later than the last day of your taxable year following the taxable year in which you incur such taxes or expenses, as applicable.

As discussed, this offer is contingent upon you obtaining authorization to work in the United States, the successful completion of a background check, pre-employment drug screen, and your written acceptance of the terms and conditions set forth in the attached document pertaining to Heartland's Alcohol and Drug-Free Workplace Policy. Please note, Heartland will work with you and outside counsel in obtaining your US work authorization and pay all legal costs associated with obtaining your work authorization.

To confirm your acceptance of this offer with Heartland, please sign this letter and the Alcohol and Drug Free Workplace policy and return to Heartland's Human Resource Department. Feel free to retain a copy for your records.

On behalf of Heartland Payment Systems, I look forward to having you join our team. In the meantime, if you have any questions about the terms of our offer or the company in general, please feel free to contact me.

Sincerely,

Robert 0 Carr
Chief Executive Officer

I hereby accept the offer of employment described above and acknowledge that my employment relationship with Heartland Payment Systems is contingent upon the successful completion of a background check, and my written acceptance of the terms and conditions set forth in Heartland's Alcohol and Drug-Free Workplace Policy.